SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 18, 2016
ALERIS CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	333-185443 (Commission File Number)	27-1539594 (IRS Employer Identification No.)
25825 Science Park Drive, Suite 400, Cleveland, Ohio 44122
(Address of Principal Executive Offices, including Zip Code)
(216) 910-3400
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

On April 18, 2016, Ms. Tamara S. Polmanteer was elected as Aleris Corporation’s (the “Company”) Executive Vice President, Chief Human Resources Officer. Prior to joining the Company and beginning in May 2011, Ms. Polmanteer served as Chief Human Resources Officer of Daymon Worldwide, a global retail strategy and private brand development company, where she provided leadership in change and transformation initiatives and led the human resource team for the global enterprise. Prior to that, Ms. Polmanteer held various human resources positions of increasing responsibility at The Kellogg Company from April 1994 through April 2011. Ms. Polmanteer began her career at Abex NWL Aerospace.

In connection with this election, the Compensation Committee of the Board of Directors of Aleris International, Inc., a wholly owned subsidiary of the Company (“AII”), and the Compensation Committee of the Board of Directors of the Company, in a joint action, authorized AII and the Company (for the limited purposes identified therein) to enter into an employment agreement with Ms. Polmanteer, the terms of which are consistent with the terms of employment typically provided to our U.S.-based executive vice presidents, provided that Ms. Polmanteer’s base salary was set at the rate of $385,000 per annum (“Base Salary”) and the target bonus percentage Ms. Polmanteer is eligible to receive under AII’s annual bonus plan was set at 65% of her Base Salary.

Additionally, it is anticipated that the Compensation Committee will consider certain equity awards to Ms. Polmanteer as further compensation for her services. The types and amounts of such equity awards, if any, have not yet been determined.

The above summary is qualified in its entirety by the Company’s Form of Executive Employment Agreement with AII and the Company (filed as Exhibit 10.39 to Aleris Corporation’s Annual Report on Form 10-K (File No. 333-185443) filed on March 27, 2015, and incorporated herein by reference).

SIGNATURES
According to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALERIS CORPORATION

Date: April 18, 2016	/s/ I. Timothy Trombetta
By: I. Timothy Trombetta
Its: Vice President and Controller